Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ORCL - Q1 2006 Oracle Earnings Conference Call

Event Date/Time: Sep. 22. 2005 / 5:00PM ET

Event Duration: N/A

FINAL TRANSCRIPT

Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

CORPORATE PARTICIPANTS

Jenny Gelhausen

Oracle - Director, IR

Greg Maffei

Oracle - President, CFO

Larry Ellison

Oracle - CEO

Charles Phillips

Oracle - President

CONFERENCE CALL PARTICIPANTS

Charlie Di Bona

Sanford Bernstein - Anlayst

Drew Brosseau

SG Cowen - Analyst

Rick Sherlund

Goldman Sachs - Analyst

John DiFucci

Bear Stearns - Analyst

Ross MacMillan

Morgan Stanley - Analyst

Jason Maynard

Credit Suisse First Boston - Analyst

Tom Berquist

Citigroup - Analyst

Kash Rangan

Merrill Lynch - Analyst

Brendan Barnicle

Pacific Crest Securities - Analyst

Kevin Buttigieg

A.G. Edwards - Analyst

Heather Bellini

UBS - Analyst

PRESENTATION

Operator

Good day and welcome to today’s Oracle Corporation first quarter 2006 fiscal year earnings conference call. Today’s program is being recorded. At this time I would like to introduce the Director of Investor Relations, Miss Jenny Gelhausen. Please go ahead, ma’am.

Jenny Gelhausen - Oracle - Director, IR

Good afternoon, everyone, and welcome to Oracle Corporation’s first quarter fiscal 2006 earnings conference call. With me on this call is Oracle CEO Larry Ellison; Oracle President and Chief Financial Officer; Greg Maffei; and Oracle President, Charles Phillips. Their commentary will be followed by a Q&A session.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Before their comments I’d like to remind participants that our discussion may be deemed to be solicitation material in respect to the proposed business combination of Oracle and Siebel. In connection with the proposed transaction a registration statement on form S4 will be filed with the SEC. Stockholders of Siebel are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement that will be part of the registration statement because they will contain important information about the proposed business combination. The final proxy statement prospectus will be mailed to stockholders of Siebel. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, from Oracle Corporation, at 500 Oracle Parkway, Redwood Shores, California, attention Investor Relations, or from Siebel Systems, 2207 Bridgepoint Parkway, San Mateo, California, attention Investor Relations.

Oracle, Siebel, and their respective Directors and Executive Officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Oracle’s Directors and Executive Officers is available in Oracle’s proxy statement for its 2005 annual meeting of shareholders which was filed with the SEC on October 30, 2005, and information regarding Siebel’s Directors and Executive Officers is available on Siebel’s proxy statement for its 2005 annual meeting of stockholders which was filed with the SEC on April 29, 2005. Additional information regarding the interest of such potential participants will be included in the proxy statement prospectus and other relevant documents filed with the SEC when they become available.

Our discussion may include predictions, estimates, or other information that may be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds they are subject to risk and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements which reflect our opinion only as of the date of this presentation. Please keep in mind we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events.

Throughout today’s discussion we will attempt to present some important factors relating to our business that may affect our predictions. You should also review our most recent Form 10-K and Form 10-Q for a more complete discussion of these factors and other risks particularly under the heading “factors that may affect our future results or the market price of our stock”. Thank you, and I’ll turn the call over to Greg.

Greg Maffei - Oracle - President, CFO

Thank you, Jenny. Good afternoon. Thank you for joining us. Before I start I’d like to make a couple of notes. I’m going to talk about our non-GAAP financial results which include adjustments to exclude certain business combination accounting entries and expenses as we think these results best reflect our financial performance and our prospects. There is a reconciliation of the GAAP to the non-GAAP earnings in our earnings release. Second, I’m going to be talking about year-over-year U.S. dollar growth rates. Overall for the quarter currency movements resulted in a 2 point favorable impact on total revenues. Finally, since large transactions can cause fairly large swings in our quarterly reported license revenue growth rates, our quarter’s results may not be predictive of our future quarterly or annual growth rates. We believe trailing four-quarter growth rates more accurately reflect the underlying performance of our software license business so I’m going to talk both about the quarterly numbers and the trailing four quarter growth rates.

A few highlights for the quarter. Total revenues for the first quarter were 2.9 billion, an increase of 31%. On a trailing four quarter basis, total revenues were $12.8 billion up 24%. Software business revenues which account for about 78% of total revenues grew an impressive 31% for the quarter to 2.3 billion, and 25% on a trailing four-quarter basis. Reflecting the leverage inherent in our business model, quarterly operating income grew 36% to over $1 billion, and our operating margin increased by a point to 35.2% of revenues. Net income and EPS both grew a strong 38%, well above Larry’s five-year earnings growth target of 20% per year.

So now let me to talk a little bit about revenue. New software license revenues grew 12% in the first quarter to 629 million and 16% on a trailing four-quarter basis. This is always a small quarter, usually seasonally weak, and since that first quarter close we’ve already closed two large deals in North America that had slipped from Q1. We think our run rates — win rates rather, continue to improve against the competition, and as you know our historical pattern is that we build throughout the year and finish with a strong fourth quarter.

Revenue from software license updates and product support grew a very strong 40% to 1.6 billion driven only in part by the PeopleSoft acquisition, and 31% on a trailing four-quarter basis to 6.1 billion. Service revenues, which include consulting, On Demand, and education revenues, grew 34% over last year. Within that consulting grew 35% to 481 million. This growth in consulting was primarily due to an increase in consulting engagements resulting from the PeopleSoft acquisition. On Demand grew 18% to 84 million led by 46% growth in hosting revenues as customers increased purchases of our software as a service. Software as a service bookings were up over 100%. And finally, education revenues increased 44% over the prior year to $72 million as a result of incremental revenues earned from training customers on PeopleSoft products.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Let me turn now to the product side. Database and middleware revenues grew 1% in the first quarter and 10% on a trailing four-quarter basis. As you likely know, database revenue consists of Enterprise Edition, Standard Edition, and our most advanced database technologies Database Options. The Database Options area grew 11% in the first quarter and 15% on a trailing four quarter basis. RAC revenues, which account for roughly 45% of Database Options revenues in total, grew 7% in the quarter and 20% on a trailing four-quarter basis. Partitioning revenues grew 2% and 11% in Q1 and over the last trailing four quarters respectively and Enterprise Manager revenues grew 22% both in the current quarter and on a trailing four-quarter basis. RAC is Oracle’s unique innovation that enables grids. The adoption rate for RAC has been increasing. For every 100 Database Enterprise deals we’re now doing 18 RAC deals, double what it was about 18 months ago and half of these deals are coming from repeat customers.

It might be worth noting that why our database business appears off a bit from its former growth rates. Database and middleware revenues had grown 19% in the first quarter of fiscal 2005 which set up a very tough quarter-over-quarter growth comparison. Despite this tough comparison we believe that we continue to gain market share. We so this and have this belief based not only upon our own win/loss reporting but also with a series of external surveys that are publicly available such as Gartner and IDC.

Turning now to the middleware suites which continue to be a bright spot in our technology stack, it experienced strong organic growth. Quarterly middleware revenues grew 33% which compares to a 2% growth at BEA for its most recent quarter. On trailing four-quarter basis we reported a 26% growth in middleware revenues while BEA reported a 5% decline. We have great momentum here. Since our middleware product is less expensive than BEA’s, we’ve captured even more unit market share than indicated. Similarly, while IBM and Microsoft don’t break out middleware revenues, it appears we’re taking market share from both of them as well. Today we believe there are more SAP customers deploying Oracle Fusion Middleware than are using SAPs own product NetWeaver.

Similarly applications had a terrific quarter. New software license revenues grew 84% to $127 million in the first quarter and 46% on a trailing four-quarter basis. We continue to exceed industry expectations in the applications area, momentum is good, customer satisfaction is up. CIO surveys such as SG Cowen indicate that over 75% of our customers are pleased and 85% said that over time, they plan to purchase more software from Oracle.

Turning now to the geographies. Looking at our key geographic areas in the first quarter, we saw total revenue growth in both U.S. dollars and constant currency across all geographies. Total new software license revenues were 269 million in the Americas, which increased 19% and 17% in U.S. dollars and constant currency respectively. Total new software licenses in Europe grew to 202 in Europe, Middle East, and Africa grew to $202 million, representing a 9% increase in U.S. dollars, and an 8% increase in constant currency, as compared to the prior year. The favorable currency impact for Q1 was due primarily to the weakening of the U.S. dollar as compared to the euro and the British pound. In Asia Pacific region, software license revenues grew to $148 million which represent a 4% increase in U.S. dollars and a 2% increase in constant currency. The favorable currency impact was due primarily to the weakening of the U.S. dollar as compared to the Japanese yen.

Big deals. New software licenses revenues from transactions over $500,000 increased 15% to 28% of our new software license revenues up from 27% of new software license revenues in Q1 fiscal ‘05. And now turning to the operating expense side, operating expenses were negatively affected by currency rate fluctuations by about 1 percentage point. Operating expenses for the first quarter were 1.9 billion, an increase of 29% over last year which was in line with our revenue growth. Development expense was up 31% as we continued to invest in innovation. Please note, operating expenses included a one-time $24 million charge for a contemplated legal settlement.

Looking now to operating income. For the first quarter it increased 36% to $1.02 billion. Operating margins as a percent of revenue increased from 34% in the first quarter last year to 35.2% as I had noted earlier. Currency rate fluctuations contributed about 2 points to the growth in operating income. Income taxes. Our effective annual tax rate for the year is 29.2% as we had previously forecast, down from 31% in the prior year. The decrease in the tax rate is attributed to a more efficient tax structure as well as anticipated higher earnings and lower tax rate jurisdictions. Net income and earnings per share. Net income was $738 million, which represents a 38% increase over the prior year. Diluted earnings per share for the first quarter were $0.14 versus 10% in the prior year, also an increase of 38%. Weighted average shares outstanding was essentially flat year-over-year as stock repurchases offset the dilutive effect effect of our stock options and employee stock purchase programs.

Our operating cash flow was a strong 1.46 billion for the quarter compared with 1.41 billion last year, an crease of $44 million, or 3%. But this understates the real operating impact. Operating cash flow was negatively impacted this quarter by a one-time tax payment of $118 million associated with the repatriation of $3.1 billion in May 2005 related to the American Jobs Creation Act of 2004. In addition, as the result of

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

acquired net operating losses, tax payments that would normally have been paid in the second half of fiscal 2005 were deferred until the first half of fiscal 2006. Further reducing operating cash flows by approximately $112 million.

This quarter we also had acquisition-related cash outflows totaling $54 million which we did not have in the prior year. If you adjusted our reported operating cash flow for these items our cash flow would have been a very strong $1.74 billion, an increase of 23%. DSO, day sales outstanding, was 52 days at the end of the quarter, and increase of 2 days from a year ago. Free cash flow defined as operating cash flow, less capital expenditures, was also reduced by the above mentioned items but still increased 6%. Free cash flow over the last four quarters was 117% of net income.

Let me briefly mention the Siebel acquisition. As we said on our September 12, conference call this transaction meets our strategic and financial objectives, and I’ll speak to the financial ones briefly. Financially we expect the transaction will be $0.02 to $0.03 accretive to Oracle’s earnings on a non-GAAP basis in its first full year. We’ll exceed our hurdle rates and expand incrementally our current EBIT margins. In addition and importantly, the transaction is digestible and integratable. We should have the ability to pay off any debt required to finance the acquisition within a one-year period from cash flow from operations, and based on our PeopleSoft experience and learning we should be able to integrate quickly without undue disruption.

And now let me turn to guidance for the second quarter. First, we have assumed that the annual effective tax rate of 29.2% is in effect for the full fiscal 2006. However, discrete items such as income tax settlements could result in discrete benefits or provisions which may increase the volatility of the quarterly reported income tax rate. Second, our forecast range assumes 1 point of negative currency on total revenues for the quarter. To the extent that the U.S. dollar strengthens from current levels revenues will be adversely affected. Please note in contrast that in the second quarter of fiscal 2005 we benefited from 4 points of positive currency impact. Third and finally, while we are optimistic about the long-term demand for our products, macro conditions including limited growth in the European economies, recent natural disasters in the Gulf Coast region, and the rise in oil prices may impact our customers’ buying decisions and timing.

Nonetheless, for the second quarter, we expect total non-GAAP revenues to grow in the range of 22 to 26% to $3.37 billion to $3.46 billion. We expect new software license revenues will grow in the range of 5 to 15% with total non-GAAP software revenues growing 21 to 25%. And we expect non-EPS GAAP — EPS — excuse me, non-GAAP EPS to grow to approximately $0.19. Despite the bout of cautions, based on what we see now for the full year we think we are still on track and remain comfortable with our previous guidance of $0.78 to $0.81 per share. So with that let me turn it over to Larry for a few comments.

Larry Ellison - Oracle - CEO

Thanks, Greg. I’m going to make a few comments then turn it over to Charles Phillips. Let me start by saying that the highlight license renewals are up 40%. As you know the license renewal business is our largest business and it’s by far the most profitable part of our business and it’s really driving our earnings. So we saw license renewals of 40% in the quarter and that’s driving our earnings growth of 38% in the quarter. Middleware was a highlight, we’re up 34%, we are in the process of catching BEA, we think we will move ahead of BEA and challenge IBM for the number one spot in middleware. With one caveat. There’s another player in middleware that — and that’s Microsoft, they just don’t call their middleware software middleware, they sell it as a part of Windows, from the point of view of Java middleware or middleware based on industry standards we’re in the process of passing up BEA and we again, we think we’re going to be able to challenge IBM for number one.

The third thing I’d like to comment about is On Demand, as Greg mentioned, our bookings for On Demand applications are up 100%, customer satisfaction is way up, even though it’s a small business we expect that business is going to grow very, very rapidly and become an extremely important part of our future. With those comments I’d like to turn it over to our President, Charles Phillips.

Charles Phillips - Oracle - President

Thanks, Larry. I just wanted to make three brief points on kind of some things that happened in the quarter. The first one is around the mid market. We continue to generate momentum there as evidenced by growth in the Standard Edition product and so while the number of builds actual units closed for both Standard and Enterprise Editions grew year-over-year, Standard Edition actually reached a record high as a percentage of total database licensed revenue in the quarter. Standard Edition 1, our entry level product, was up 50% in the quarter, so that’s a high unit volume product, small ASPs but tends to be less seasonal. We also added substantial distribution going into the quarter with the addition of Ingram Micro and Tech Data for Database and Application Server distribution. Dell and Avnet also signed up to add our mid market applications. So if these small deals continue to increase as a percentage of the mix, we should have a smoothing effect over time.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Point number two is how strong the quarter was for Oracle Fusion Middleware. We had a few announcements there as well. We just released Application Server 10g release 3 and that should open up more market opportunity. I think we’re finally getting recognized for the market share we actually have. Certainly if you go by the press and analyst reports we have a lot of momentum there as well. So I think we’re past the threshold of people recognizing that we’re in the middleware business in addition to the database business. We now have 27,000 customers there. So at OpenWorld this week, our annual customer conference we had about 35,000 attendees and there 80 of our top ISVs endorsed our middleware. We had some key partners like HP, Dell, Novelle, Red Hat, Netta, many others also said they were standardizing on Oracle Fusion Middleware.

Point number three is our applications business, and I think we have an awful lot of momentum there. So customers are responding really well to our messages and it’s not just the addition of PeopleSoft revenue that you saw in this quarter. So if you look at core E-business suite revenue, the financials, which is our biggest module there, that was up 21%. You look at HR, the second biggest module. that was up 57%. So I think the momentum we have in the applications business is helping all of our products. So OpenWorld this year was the first time a lot of customers, some of them new to Oracle, first time they got to hear the overall strategy and I think it was important that we do that. We announced lifetime support so they feel more comfortable. A lot of feedback and good enthusiasm there, it was far beyond our expectations. So I think, at least based on the meetings I had with dozens and dozens of customers, clearly some of them were waiting until they heard more, they wanted to hear directly from the Company. They were waiting to make a strategic to Oracle applications and I think they heard exactly what they wanted to hear.

So in the keynote when Larry spoke there were, in addition to the 35,000 people who were there at the show, there was another 88,000 people watching via webcast. So clearly there was a lot of interest. We had over 1,000 companies respond to our offer, we call off SAP to swap out SAP. Obviously these are in the pipeline but just shows you the interest level that we have. If those applications continue to sell the way that they are that should pull along database and middleware as well. Lastly I wanted to mention a few customers that we won over SAP in the quarter. KPN Telecom, Department of Work and Pensions, Wellman, state of Rhode Island. Dresser-Rand, Experian Services, ABN Amro, Staples, Lawrence Livermore Labs, Centers for Medicaid and Medicare Services.

One point on the forecast. In my view the forecast looks conservative. We’ve assumed a conversion ratio for the second quarter of the pipeline that is 5 percentage points lower than what we achieved last year. So the forecast is appropriately conservative given the macro economy right now but that’s the view that I had of it. With that why don’t we turn it back over to Greg.

Greg Maffei - Oracle - President, CFO

Actually, I think we’ll go to Jenny.

Jenny Gelhausen - Oracle - Director, IR

Operator, we’ll start taking some questions now.

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS]

Heather Bellini - UBS - Analyst

We’ll now go first to Heather Bellini with UBS. I was just wondering, I think Greg made a comment right at the beginning of the call that you had two large deals in North America that slipped out of last quarter, slipped this quarter. Can you give us an idea whether those were aps or database and what was the hesitancy in closing those deals? Then the other question would be elated to RAC, I don’t know if this is for Charles or Larry, but should we start to see an a acceleration in clustering now that release 2 of 10g is out? When will we start to see the inflection point start to go the other way? Thank you.

Charles Phillips - Oracle - President

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Well, I can comment on those two deals since I was involved in them. There was nothing out of the ordinary there. There are always deals that slip every quarter. Q1 is a short quarter. A lot of vacation time. The normal issues that come up. Since we’ve started into this quarter several of those deals have already closed.

Heather Bellini - UBS - Analyst

Okay. And how about on the RAC question?

Larry Ellison - Oracle - CEO

Again, we think — this is Larry, Heather. We think — we’re still in the relatively early phases of RAC. We think that as the product matures as the grid computing matures, as people get more and more experienced with it they’re going to be deploying most of their applications and building most of their databases using grids. So we expect steady growth, every time we have a new release RAC becomes easier to use and more reliable. Our customers are getting more experienced with it so we’d expect a continuing penetration into our installed base. Again, I think it will be a gradual process. I don’t know if there will be a sudden inflection point when everyone goes to RAC.

Heather Bellini - UBS - Analyst

Thank you.

Jenny Gelhausen - Oracle - Director, IR

Next question, operator.

Operator

Next with Sanford Bernstein we have Charlie Di Bona.

Charlie Di Bona - Sanford Bernstein - Anlayst

I wanted to focus a little bit on the database business. Charles, you gave us a sense of some of the organic growth rates in applications. Could you tell us a little bit about, particularly in the middleware space, give us a flavor of the organic growth rate excluding things like Oblix? Then more generally, this is a — I understand we’re dealing with a difficult compare, but this is a pretty market deceleration in the database said of your business is there any concern there or are there any particular issues you can point to that would explain that other than just a difficult compare? Because it seems quite dramatic for that.

Greg Maffei - Oracle - President, CFO

I’ll take the first one. The Oblix acquisition wasn’t large enough to really effect the middleware numbers so I consider that organic growth what you saw, that’s just pure momentum in the marketplace, more adoptions by ISVs as well.

Larry Ellison - Oracle - CEO

As for as database growth rate our trailing four quarters growth rate for database is 9, 10%, between 9 and 10%. We had a 20% growth rate in Q1 last year. So just being flattish in database means that over — the average over the last two Q1s is 10%, which has been our average growth rate. So I don’t think it’s indicative of anything. Over time, our rolling average is a 9, 10% for database. If we have a 20% growth in a quarter last year, it’s going to be very, very difficult for us to sustain that the following year. So, again, it was — you average those two quarters together, you get 10% growth, which is what we normally do in database.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Charlie Di Bona - Sanford Bernstein - Anlayst

But are you concerned? Understanding that that’s sort of the normal database growth rate, you are sort of in the midst of a product cycle as RAC penetrates. Are you worried that that’s decelerating and that you should be—?

Larry Ellison - Oracle - CEO

Not really. I think there’s a lot of things going on. I don’t think RAC is decelerating. We are seeing price competition on the low end so we’re getting very aggressive on pricing so our unit volumes are way up. But again, we think our lower price products allow us to compete at the low end and compete in the middle market. So, no, I think if we have a sustainable 10% growth in our database business over a long period of time, that’s how we built our plan, that’s what we expect. We expect that to include our new product releases which would spike growth and new features would spike growth and a very tough price competition on the low end of the market with Microsoft.

Charlie Di Bona - Sanford Bernstein - Anlayst

Thank you very much.

Larry Ellison - Oracle - CEO

And those three things kind of average everything out.

Charlie Di Bona - Sanford Bernstein - Anlayst

Thank you.

Larry Ellison - Oracle - CEO

Sure thing.

Operator

Next, Drew Brosseau, SG Cowen.

Drew Brosseau - SG Cowen - Analyst

On the flip side of all of this, and I apologize because the print out I have isn’t that great. But if I’m reading this right it looks like the maintenance space in the database business, the middleware business, was up 12% constant currency. Is that right?

Larry Ellison - Oracle - CEO

I’ll have to look. Let me just take a quick check. Database — other people are looking at their spread sheds besides me. No, that’s not right. The support base a year ago in Q1 the license renewal, our license renewal business was 238, and this quarter, if I’m reading it correctly, it’s 580.

Drew Brosseau - SG Cowen - Analyst

No, no, I mean in database middleware, not apps. Oh, I’m sorry, database middleware.

Greg Maffei - Oracle - President, CFO

13%, actually, Drew.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Larry Ellison - Oracle - CEO

938 to 1061?

Greg Maffei - Oracle - President, CFO

Yes.

Drew Brosseau - SG Cowen - Analyst

So it looks like it’s 13% reported, 12% constant currency. My question is that 12% is back up from what had been kind of 7 or 8%, for the last several quarters. Is there a particular reason for that pickup?

Larry Ellison - Oracle - CEO

Yes, a very strong Q4. We had a very, very strong database, we sold a lot of database in Q4, but—.

Greg Maffei - Oracle - President, CFO

I think Larry’s exactly right. It’s a mask driven by strong Q4 numbers.

Drew Brosseau - SG Cowen - Analyst

Do you think that pace of growth is sustainable, or is that just kind of coming back down to something more in the high single digits?

Larry Ellison - Oracle - CEO

No, I think that growth rate is sustainable. I think that our renewal business will, — can grow at a slightly higher rate than our new license business.

Drew Brosseau - SG Cowen - Analyst

Okay. Thank you.

Operator

Now with Goldman Sachs, Rick Sherlund.

Larry Ellison - Oracle - CEO

If I can explain that briefly, we do some deals where, if you will, there is no new license revenue. We just — we’ll sell something just very basically for increasing maintenance. A new set of features. So we don’t have a lot of contracts like that but we have enough of them that it actually will create differences in growth rates between our new license sales and our renewals.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Greg Maffei - Oracle - President, CFO

I think just to emphasize Larry’s point, the quarter after we have very strong license growth we will get obviously larger upticks in maintenance, so there’s the trends over time but on a less volatile basis.

Rick Sherlund - Goldman Sachs - Analyst

Hey, guys. Rick Sherlund. Well, we have in the November quarter a much easier database compare but we have a pretty tough apps compare it looks like, so I wonder if you could just talk about the apps business for a moment. In the case of the PeopleSoft installed base, I’m curious what you’re finding their appetite to buy more modules is, and related to that, Larry, to the degree that you do a good job articulating the merits of product fusion, in fact, a better job you do there, the risks that you incur of freezing the market and people waiting for the new, as opposed to buying the current, if you could kind of address what you think that risk is as you go out over the next couple of years.

Larry Ellison - Oracle - CEO

I’ll comment, then I think Charles should comment as well, because we’ve both been talking to a lot of customers this past week at Oracle OpenWorld. I think a number of customers — people have plans in place for long periods of time where they’re expanding the number of PeopleSoft users or Oracle applications users that they’re deploying, and most of the customers I’ve talked to are continuing on with those plans. We’ve announced lifetime support even though Fusion is, we’re going to try to make Fusion a very, very attractive destination for our Oracle, PeopleSoft, and JD Edwards application customers. We’ve told all of those customers that we’re going to support your existing applications, we’ll continue to enhance your existing applications for a very, very long time to come, and we think you should just continue with the plans you already have in place to increase deployments and to add modules. And most of them seem very, very comfortable with that approach. That was my experience in talking to several dozen customers over the past week. Charles, can you comment as well?

Charles Phillips - Oracle - President

Sure. I met with lots of customers this week, and they were actually relieved at the lifetime support announcement. The main thing they kept telling us, is don’t make me move. I’ve just upgraded to version 8.8 or 8.9, the last thing I want to do is go through another upgrade. This is a five-year process I want to get a return on what I’ve just dont. If you continue to work on something in the future that’s great, and at some point in time I’ll take a look at it but can I get more value out of what I have. It’s just the opposite is what they’ve been asking for. Let me stay here, I’ll add on to existing infrastructure, more modules here and there. I think they just wanted to hear that they weren’t going to be forced and they will buy more. It’s a big sigh of relief at that conference.

Larry Ellison - Oracle - CEO

Yes, they all wanted a long-term strategy in terms of Fusion but they all wanted to make sure that their existing plans and their existing investment will be preserved.

Rick Sherlund - Goldman Sachs - Analyst

And you’re finding that the PeopleSoft installed base wasn’t already pretty well tapped out before you bought the Company? There is good follow-on demand from that installed base?

Larry Ellison - Oracle - CEO

We think so. So good follow-on demand in the PeopleSoft installed base, JD Edwards, and Oracle, all of them.

Charles Phillips - Oracle - President

Well, we already saw that in the past couple of quarters. They have already been buying and so it can only get better I would think, after they got the right messages at the conference and that many people show up and hear it directly from us and seeing other customers doing the same thing, lots of education, classes, so they could learn what the other options are, they start to believe that we’re going to add more value right away with

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

the middleware. I’ve got to think it will be better than it has been the last six months. I saw a lot of our partner support that is continuing from people like IBM and the like saw how strong others are supporting us in the JDEC space and places like that so I think it’s all very positive.

Rick Sherlund - Goldman Sachs - Analyst

I don’t know if you have a good read on this given you’re that you’re in August quarter, but this recent runup in global energy prices, any read on whether that’s having a dampening effect on customers willingness to — or have confidence in signing contracts?

Charles Phillips - Oracle - President

I have a few of my sales reps using that but I can’t say I can draw a straight line to it myself, unless, Greg, you have a comment.

Greg Maffei - Oracle - President, CFO

I think it’s too soon to tell, but when — clearly sometimes enterprise software decisions are large decisions, and on the margin people can think of excuses or reasons why not to buy it that day and we worry about it, obviously.

Rick Sherlund - Goldman Sachs - Analyst

Thank you.

Operator

[OPERATOR INSTRUCTIONS] We now move to John Difucci with Bear Stearns.

John DiFucci - Bear Stearns - Analyst

I have a question on the database business. I have a question on the database business, because that’s just a little cleaner business given all the acquisitions and applications. Last year as you point out the U.S. had a very strong quarter versus I think every other region was pretty weak. So I, anyway, would have expected more out of international even with the strengthening dollar, and especially, as you point out, there were two large deals signed, and if they were at least partially database, they were in the U.S. Is something happening internationally? Are you seeing any change on the margin in the economies internationally?

Larry Ellison - Oracle - CEO

I think there’s no question that the German economy is very, very weak, the Italian economy is very, very weak. Even in the U.K., which has been the bright spot in Europe, there’s been a little bit of a slowdown there. So those macroeconomic factors have been playing a part in our business.

Charles Phillips - Oracle - President

We look out and we hear anecdotally competition, for example, layoffs among competitors and the like, it’s not as if we’ve lost share or have an issue that others do not.

John DiFucci - Bear Stearns - Analyst

Okay. Thank you.

Operator

We now have Ross MacMillan with Morgan Stanley.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Ross MacMillan - Morgan Stanley - Analyst

Thanks. I just wanted to go back. The guidance for this quarter was — the low point of the guidance was still above the number you printed, so I just wonder when you go through database and applications, think about it geographically, where specifically did you think the weakness was this quarter? Then second question is for Greg. Just wanted to confirm, I think you talked about the full-year EPS range and you’re sticking with that. I just wondered if could you revisit the full-year revenue range that you gave and whether you’re still comfortable with that as well. Thanks.

Larry Ellison - Oracle - CEO

Geographies?

Charles Phillips - Oracle - President

Geography-wise the U.S. did pretty well relative to the other regions but less than perhaps it could have done, and some of those big deals that slipped that we mentioned came out of the U.S. Europe, as we’ve been discussing all along, we’re not the only ones seeing some weakness in Europe. Lots of companies have been talking about that. I think the overall industry, if you look the last couple of quarters, take the top 15 companies, that are sill enterprise software which I just looked at today, it slowed down the last couple of quarters to 0% this prior quarter and 5% before that. It was double-digit previously. So I think something is going on in Europe we’ve been seeing it for awhile, obviously we’re doing some things to respond to that but I’d say that’s an economic issue.

Greg Maffei - Oracle - President, CFO

Ross, on the second point, you had asked about the guidance for the year. I think we’re comfortable with the guidance we’ve put forward on the revenues for Q2, and we’re comfortable that we can have, regardless of what we’ve said issues are out there in the macro economy that today with what we know we can hit our earnings targets rather given our ability to manage the business, but I think we’d prefer not to make a revenue forecast today for the full year.

Ross MacMillan - Morgan Stanley - Analyst

Okay. Thank you.

Operator

We now move to Jason Maynard with Credit Suisse First Boston.

Jason Maynard - Credit Suisse First Boston - Analyst

Greg, if we could maybe follow up on the last point. Has there been anything in terms of from the revenue side, Chuck talked a little bit about five percentage point lower assumption on close rates that causes you to think perhaps new license revenue might be a little bit tougher to hit or anything maybe on the new software kind of license update, maintenance side, or is this the services? Where would we kind of think that something would be a little less easy to forecast?

Greg Maffei - Oracle - President, CFO

I think we are forecasting for Q2, and that’s what we’re saying. We’re forecasting the numbers that we are there despite the fact we have some very tough apps comps in Q2.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Jason Maynard - Credit Suisse First Boston - Analyst

What about the full year, though?

Greg Maffei - Oracle - President, CFO

I think we’re comfortable sticking with the guidance. We know that the maintenance stream will be less robust given the initial kickoff on Q1, but we hope to have catch-up on it, but we’re sticking with our stated earnings guidance.

Jason Maynard - Credit Suisse First Boston - Analyst

If we look at the announcement on the lifetime support does this change any of your assumptions, say over a two, three-year period, about what maintenance renewal rates might look like?

Greg Maffei - Oracle - President, CFO

I don’t believe we have any change in assumptions about maintenance renewal. We think the maintenance renewal stream, the renewal streams are very high, satisfaction is high by most metrics our customer support and — gets high marks, higher than PeopleSoft and higher than Siebel, so we have every reason to think we’re going to get increases, not decreases in satisfaction, and increases, not decreases, in renewals.

Jason Maynard - Credit Suisse First Boston - Analyst

Thank you.

Operator

Moving on with Citigroup we now have Tom Berquist.

Tom Berquist - Citigroup - Analyst

I think I heard that you were going to continue to enhance the underlying applications while you’re building on project Fusion. Just trying to think of how you think about new functionality and maybe the R&D effort involved in trying to keep a number of those applications up and running, if you factor that into your thoughts on earnings guidance for this year and beyond?

Larry Ellison - Oracle - CEO

Yes. We — this is always part of our plan. We think we have — we have increased our R&D budgets as Greg mentioned. We continue to invest, and that’s the area of expense — that’s where expenses are growing rapidly is in R&D. But that’s already been factored into all of our guidance. We plan to enhance the existing application suites for several years to come and simultaneously develop product Fusion, and we have in that our budget.

Charles Phillips - Oracle - President

If I could add to Larry’s point, I think we’ve been able to run the business very tightly leveraging G&A and the like, allowing us to reinvest in R&D and still maintain or increase margins. That’s really our trend and what we’re targeting to do as a long-term business model and one that we’ll do for the rest of ‘06.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Tom Berquist - Citigroup - Analyst

Fair enough. On the Fusion Middleware, when you think about what customers are doing with the middleware, can you talk a little bit about Web services or whatever you want to describe it as, in terms of the projects the customers are doing? Are they portals? Are they new E-commerce applications? Kind of what’s going on, on that side?

Larry Ellison - Oracle - CEO

There are lots of aspects of middleware. They’re using our business intelligence front ends to build data warehouses and business intelligence. They’re building portals. They’re building identity management systems, that support single sign-on and provision the user towards all the requisite applications, so I think we’re seeing a broad usage of our middleware across a full range of applications and infrastructure management. So it runs the gamut right now. We have a pretty comprehensive suite of middleware.

Charles Phillips - Oracle - President

I’d just say the diversity of projects has increased over time, I think it was primarily portals, perhaps a year or so, a maybe two years ago, but now security, especially since we’ve bout Oblix, is high on the list BI has momentum and its beyond the Java container now. So people are using components of the full suite now more and more.

Tom Berquist - Citigroup - Analyst

Got it. Finally, Chuck, you mentioned I think the big growth in the Standard Edition and units, Microsoft is releasing new product in that area in the fall. Have you guys had a chance to look at the preview and get a sense as to what the competitive overlap will be?

Larry Ellison - Oracle - CEO

We did and I think one of the things we tried to do is get out in front of it. Lower prices and come up with new products that are at the low end of the marketplace to compete. So we think we’re feature function well ahead of Microsoft’s new version. And we’re priced extremely aggressively to try to take share on that low end of the market. Again, we try to beat everyone to the punch. Charles, do you want to add something?

Charles Phillips - Oracle - President

We had about four years to analyze it since it’s four years late. Each year they kept taking features out of it, so what’s shifting today versus what they first talked about four years ago is much different, so it’s much less of a threat. The second part is, some of those channels of distribution they had that were pretty much off limits to us a few years ago, we’re already, we’re penetrating those channels now, and that was one of their secret weapons to just mask distribution. We just added all of those guys, because now we have a footprint in that product that can’t compete, we meet them on price point so I think we’re much more competitive against Microsoft.

Tom Berquist - Citigroup - Analyst

Okay. Thanks.

Operator

Next we have Kash Rangan Merrill Lynch.

Kash Rangan - Merrill Lynch - Analyst

Thank you very much. Larry and Chuck, the level of focus on the macro commentary was a little bit higher on the call that I have not heard in quite awhile. Can you elaborate on what could be underlying economic issues? Looks like you guys are a big enough player in the market that you would serve as a good proxy for the level of demand appetite for doing large deals, et cetera. Can you just give us a little bit more insight on that front? And I have a follow-up question.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Larry Ellison - Oracle - CEO

Charles, you want to go ahead, or Greg?

Charles Phillips - Oracle - President

Sure. Well, obviously we talked about Europe some as well but with things like Katrina and all sorts of things happening it didn’t take a lot at the end of the August quarter for people to make a different decision so it’s hard to pin it down exactly what people were thinking but I think our forecast was maybe conservative just in case. So you’re right we haven’t talked about the macro factors as much but we’ve seen some things that at least cause us to take a look at it and review it.

Kash Rangan - Merrill Lynch - Analyst

Great. Also, it looks like you’re in the sweet spot of the database product cycle. It occurs to me that the stock should probably get a bit of a PE premium if you start to grow the applications business on an organic consistent basis. Now, with Siebel in the fold hopefully, what are the things you guys are going to be doing differently from a distribution standpoint? Are you considering having a separate sales force for the applications just drive more accountability and independence for that business if you will? Are you giving thought to any of those things? Thanks. That’s it.

Larry Ellison - Oracle - CEO

We already have a separate sales force for the application. We’ve done that pretty much, it took us about three years to actually implement that around the world but we have a completely separate applications and database sales force. In fact one of the things we hope to be telling you about is not only split out our applications versus tech revenue but also split out our applications versus tech expenses so we can tell you what the contribution margin is for those two businesses. When we buy Siebel, we conclude that deal, we’ll actually have a separate — we’ll actually divide our application sales force into two groups, an ERP sales force and a CRM sales force, so we have specialists in the front office as well as the back office. We believe in specializing our sales force. We have a separate middleware and database sales force for our technology business and we will have a separate ERP and CRM sales force in our applications business.

Charles Phillips - Oracle - President

We had a lot of good feedback from customers at the conference on the Siebel announcement, by the way, we had a separate session for people who had questions on it, but essentially they were ecstatic that we were stepping up to the plate. This is something they wanted to happen. I met with Citibank, and a guy told me, said, you were a strategic vendor already but now with Siebel and I-Flex we have to create a new category for you guys. You’re beyond strategic.

Kash Rangan - Merrill Lynch - Analyst

That’s why — which leads me to the ultimate question, would you separate out the applications as a separate business with its own head of the applications business? Let’s say a President of the applications business, and complete independence from the database side at all, or is that not the right way to think about how you want to go to market?

Larry Ellison - Oracle - CEO

Well, I think what we’re doing is gradually — we’re gradually going through a process of being able to manage the businesses separately in terms of reporting publicly, or reporting to you guys how much — what our revenue is in the application business and what our expenses are in the application business. To actually separate it out into two completely separate businesses I think we lose some synergies. When we go after certain vertical markets like telecommunication they’re not only interested in our applications as being strategic but also as they implement new VoIP networks or digital networks replacing their circuit switch analog networks they actually buy our provisioning systems applications and underlying middleware technology as one purchase decision. Take a look at SAP’s behavior where they’re emphasizing their NetWeaver middleware more and more and more in the process of selling applications. So we think a complete separation is a mistake. However, we should manage the businesses and report on as businesses separately so we can set the appropriate economic targets.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Kash Rangan - Merrill Lynch - Analyst

Great. Thank you very much.

Operator

We’ll now take a question from Brendan Barnicle with Pacific Crest Securities.

Brendan Barnicle - Pacific Crest Securities - Analyst

Great. I was looking at the maintenance here, and given that we had a little slower license revenue in Q1 would we expect to see that maintenance revenue growth rate go back down into the single digits as opposed to the double digits we saw this past quarter?

Larry Ellison - Oracle - CEO

Oh, in database?

Brendan Barnicle - Pacific Crest Securities - Analyst

Yes.

Larry Ellison - Oracle - CEO

For Q2? I really haven’t looked at the model. Does anyone have that number in front of them for Q2 on maintenance support?

Charles Phillips - Oracle - President

We haven’t broken out between the apps and the database maintenance but we would expect that you get slower license growth overall you don’t get the same pop in the growth rate on the maintenance side.

Brendan Barnicle - Pacific Crest Securities - Analyst

Perfect. The consulting business looked a little better than what we had been modeling. Is that just related to something related to the PeopleSoft merger and integration or should we expect the same sort of a sequential decline that we — increase rather that we typically see in Q2 out of consulting?

Charles Phillips - Oracle - President

Again, part of that was related to a new projects getting started in Q4, you’re right, some of it was PeopleSoft and I think we’ve addressed the turnover issue as well so we’re keeping more of the people so we have pretty good momentum in the consulting business.

Brendan Barnicle - Pacific Crest Securities - Analyst

Lastly I’ve just heard a lot of discussion about the extent of rewrite that’s going to have to happen particularly with, say Siebel and with PeopleSoft related to project Fusion. Is that accurate? How extensive a rewrite do you envision you’re going to have to have there?

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Larry Ellison - Oracle - CEO

Well, keep in mind Siebel has just completed a rewrite of all their applications as part of project Nexus, and they have a service oriented architecture and they have the applications — their modern version of the applications already laid out. The only thing we’re talking about, again, is converting those applications to Java code. So the hard thing about building applications is not actually writing the code. The hard thing is laying out the user interfaces, laying out the business flows, designing the database schema, figuring out exactly what those applications do and how those applications do it and Siebel has finished that for their next generation of applications. We’ve done that and we’ve done that — we’ve got designs for HRMS so a lot of that stuff is already done. The actual rewriting of the code is fairly straightforward if the design process is done well and is complete.

Brendan Barnicle - Pacific Crest Securities - Analyst

Is that the same case around PeopleSoft?

Larry Ellison - Oracle - CEO

It is.

Brendan Barnicle - Pacific Crest Securities - Analyst

Perfect. And then lastly do you have the growth rates on Standard Edition and Enterprise Edition for database?

Larry Ellison - Oracle - CEO

Can I stick in and answer something about database maintenance and then I’ll et Greg take that question. On database maintenance, keep in mind the Q2 maintenance number is not based, the year-over-year Q2 maintenance is only — I don’t know, 15% of the effect is Q1 because Q1 is a very, very small quarter. So the large, the determinant of what kind of growth we see in Q2 for our database maintenance was determined by the growth rate in the previous four quarters which we point out is at 10% and we think that the maintenance grows slightly faster than the database growth so I think we should be in double digits for that database growth as I’ve done a few quick calculations here.

Brendan Barnicle - Pacific Crest Securities - Analyst

Perfect.

Jenny Gelhausen - Oracle - Director, IR

Operator.

Greg Maffei - Oracle - President, CFO

As far as, I think we’re comfortable with the release we gave on the details about what grew in the database and middleware space.

Brendan Barnicle - Pacific Crest Securities - Analyst

Perfect. Thank you.

Jenny Gelhausen - Oracle - Director, IR

Time for one more question, operator.

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Sep. 22. 2005 / 5:00PM, ORCL - Q1 2006 Oracle Earnings Conference Call

Operator

Thank you. And that last question will come from Kevin Buttigieg with A. G. Edwards.

Kevin Buttigieg - A.G. Edwards - Analyst

Thank you. Just on the SE1 once again, I was wondering if could you tell how much of that was being uptick in the mid-size businesses and whether there was uptick in larger enterprises. And related to that, what the options attach rate was with SE1 and what options might be chosen more frequently alongside SE1?

Charles Phillips - Oracle - President

Well, the options aren’t available on the SE1. That’s what distinguish it from enterprise. So you buy SE1, if you want all that good stuff then you have to upgrade to enterprise so it’s a mid-market product. It’s limited to two CPUs. I think the incremental distribution we’ve added and the fact that people now know we have the footprint that meets their needs. In addition we’re getting a lot of people upgrading from My SQL or there Oracle Consortia basis for that price, for $149 per user doesn’t make sense not to fly first class. So that’s what they’re doing. They’re migrating up to Oracle.

Kevin Buttigieg - A.G. Edwards - Analyst

Great. Thank you.

Jenny Gelhausen - Oracle - Director, IR

Thank you everyone for participating in today’s call. A replay will be available for 24 hours. That number is 719-457-0820, ID number 1566430. You can also access the Web broadcast which will be available through September 29. Thank you. I’ll turn the call back to the operator.

Operator

Once again everyone, this will conclude today’s Oracle Corporation conference call. Thank you all for joining us. You may now disconnect the line.